UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 5, 2007

Active Power, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30939	74-2961657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2128 W. Braker Lane, BK12

Austin, Texas 78758

(Address of principal executive offices, including zip code)

(512) 836-6464

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 5, 2007, Active Power, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (“SVB”). The Loan Agreement provides for a secured revolving line of credit in an amount of up to $5.0 million, subject to a borrowing base formula. The revolving line of credit can be used to borrow revolving loans, issue standby letters of credit, and support certain cash management services. Revolving loans may be borrowed, repaid and reborrowed until October 4, 2009, at which time all amounts borrowed must be repaid and all outstanding letters of credit must be cash collateralized. Revolving loans will bear interest at a floating per annum rate equal to Silicon Valley Bank’s prime rate plus 0.25%. A default interest rate shall apply during an event of default under the Loan Agreement at a rate per annum equal to 5.0% above the otherwise applicable interest rate. Borrower is also obligated to pay other customary commitment fees, unused facility fees and bank expenses for a credit facility of this size and type. The Company plans to draw upon the line of credit for working capital purposes as required.

The revolving loans under the Loan Agreement are secured by a first priority lien on substantially all of the assets of the Company, including its intellectual property, provided that such security interest is limited to no more than 65% of the outstanding capital stock held by the Company of each of its subsidiaries.

The Loan Agreement requires the Company to maintain a minimum liquidity ratio of unrestricted cash to the outstanding amounts under this Loan Agreement of at least 1.35 to 1. In addition, the Loan Agreement contains customary affirmative, including covenants that require, among other things, the delivery of financial statements, compliance with laws, the maintenance of insurance and the protection and registration of intellectual property rights. Further, the Loan Agreement contains customary negative covenants, including covenants that limit or restrict the Company’s ability to, among other things, dispose of assets, change its business, change its CEO or CFO, make acquisitions, be acquired, incur indebtedness, grant liens, make investments, make distributions, repurchase stock, and enter into certain transactions with affiliates, in each case subject to customary exceptions for a credit facility of this size and type.

The Loan Agreement includes customary events of default that, include among other things, non-payment of principal, interest or fees, violation of covenants, the occurrence of a material adverse change, bankruptcy and insolvency events, defaults under material agreements, material judgments and inaccuracy of representations and warranties. The occurrence of an event of default could result in the acceleration of the obligations under the Loan Agreement. The foregoing description of the Loan Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Loan and Security Agreement between Active Power, Inc. and Silicon Valley Bank dated October 5, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVE POWER, INC.

Date: October 10, 2007	By:	/s/ John K. Penver
John K. Penver
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Loan and Security Agreement between Active Power, Inc. and Silicon Valley Bank dated October 5, 2007.